Exhibit 99.2

Franklin Financial Services Corporation

2014 Annual Meeting Speech

April 29, 2014

William E. Snell, Jr. President and CEO

GOOD MORNING!  I’m delighted that so many of you could join us this morning.

Franklin Financial reported earnings of $6,232,000 in 2013, representing a 16.2%  increase over our 2012 earnings of $5,365,000.  Diluted earnings per share increased from $1.32 per share in 2012 to $1.51 per share in 2013.

As a shareholder, you received cash dividends of $0.68 per share in 2013,  compared with $0.78 per share in 2012.  This decrease resulted from our decision to reduce the dividend from $0.27 per share to $0.17 per share in the second quarter of 2012 in order to avoid the need to raise substantial additional capital, thereby significantly diluting our shareholders.  This action, coupled with investments from existing and new shareholders, through our enhanced Dividend Reinvestment and Stock Purchase Plan, has been successful in boosting our capital ratios.  Our current dividend payout represents a 4% return based upon the closing price of Franklin Financial Stock at December 31, 2013.  Our dividend payout remains in the upper end of our peer banking group range.

The market value of a share of Franklin Financial stock rebounded from a closing price of $14.00 at December 31, 2012 to $17.10 at December 31, 2013.

Our Tax Equivalized Net Interest Income in 2013 declined by $675,000 or 2%, reflecting weak loan demand, intense competition for quality loans, as well as the Federal Reserve’s continuing initiative to keep interest rates low in order to stimulate the economy. Non-Interest Income increased by $426,000 or 4.5%, reflecting a solid 8.4% increase in Investment and Trust Services Fee Income as well as a 56% reduction in write-downs on Other Real Estate Owned (OREO).

Non-Interest Expense increased by $493,000 or 1.6% in 2013 as we held salary and benefit expenses flat while FDIC Insurance Premiums declined by $114,000.

In the Fourth Quarter of 2013, we recorded a nonrecurring expense of $667,000 for a deferred compensation plan assumed in our acquisition of Fulton Bancshares Corporation in 2006.  At the time of the acquisition, information provided by the FDIC indicated that this payout was considered a non-permissible “golden parachute” payment and; therefore, not accrued in prior years.  The FDIC’s ruling was challenged by the beneficiary of the deferred compensation plan and, more than seven years later, the FDIC reversed its decision, thereby permitting the payment…which resulted in our decision to fully accrue this liability in the Fourth Quarter.  Obviously, our Net Income increase in 2013 would have been significantly higher without this reversal in the FDIC’s position.

Our Provision for Loan Losses decreased 44% from $5,225,000 in 2012 to $2,920,000 as Net Charge-Offs decreased from $4,569,000 to $3,597,000.  This marked the second consecutive year of a decline in Net Charge-Offs.  Our Net Charge-Off ratio improved to .49% in 2013 as compared to .60% in 2012.  At year end, our Allowance for Loan Losses as a percentage of Total Loans stood at 1.34%.

Non-Accruing Loans totaled $24,643,000 at year-end 2013, representing a 32% decline from the $36,394,000 total at year-end 2012.  We continue to work diligently to exit our problem credits and are optimistic that we will continue to make significant progress in 2014.

Franklin Financial’s Total Assets declined from $1,027,363,000 at year-end 2012 to $984,587,000 at December 31, 2013, as we opted to let higher cost deposits roll off in light of sluggish loan demand.  Net loans outstanding declined by 4% on a year-over-year basis while average loan outstandings decreased by 3.5%.

Commercial Loan demand was spotty and, coupled with the exit of several problem loans, average outstandings in the commercial portfolio declined by $34,343,000 or 5.5%.  Average consumer loan outstandings decreased by 12% to $69,608,000 as consumers continued to be hesitant to add debt and focused on increasing liquidity.  Average residential mortgage loan outstandings increased by 29% as we retained more originations in the portfolio.

Total Deposits and Repurchase Agreements as measured at December 31, 2013 decreased by 5.1% while average Deposits and Repurchase Agreements increased by 1.9%.  Average Core Deposits (i.e. checking, savings, and interest-bearing checking) increased by $60,310,000 or 20.9%.  Average balances in our Money Management Account product increased by $20,750,000 or 5.7%.

The market value of Assets Under Management by our Investment and Trust Services Department grew by 10.4% to $574,700,000 at December 31, 2013, reflecting the addition of our client relationship and higher market valuations.  Assets Under Management as reported do not include approximately $130,000,000 in assets held at third party brokers at year-end.  Investment and Trust Service fee income, including revenue generated through our brokerage offerings, increased 8.4% to $4,429,000 in 2013.

Our financial condition remains strong as evidenced by a Total Risk Based Capital Ratio of 14.24% and a Leverage Capital Ratio of 9.14%.  These ratios remain above the levels that federal regulators require for an institution to be considered “well capitalized.”  Franklin Financial’s Tangible Common Equity Ratio also improved from 8.01% to 8.79% at year-end 2013.

During 2013, we made two significant additions to our Management Group.  Jane Tompkins joined us in May as Senior Vice President and Risk Management Officer.  Jane has an extensive background in commercial lending and credit management during her 39 years in banking.  As Risk Management Officer, she is responsible for ensuring that we maintain adequate policies to control credit, operational, compliance and other risks.  Her duties also include managing our enterprise risk management program, ensuring the overall quality of the Bank’s loan portfolio and acting as a liaison with our internal audit and loan review firms.

Steve Butz joined us in November as Senior Vice President and Commercial Services Market Manager.  Steve brings almost 30 years of experience to F&M Trust, most recently having served as President of the Capital Region of Susquehanna Bank where he had responsibility for all commercial banking and retail operations in a region that included 13 branches.

At F&M Trust, Steve is responsible for managing our Commercial Services Department, including cash management, merchant services, commercial lending, and the credit department.  We are delighted to have both Jane and Steve aboard.

We continued to enhance banking convenience for our customers through advancements in Technology throughout 2013.  In March, we introduced Online Account Creation, giving customers the ability to open accounts online. We added Mobile Express Deposit in July, enabling retail customers to deposit checks from home, work, or nearly anywhere, simply by taking a photo of the items with their smart phone and electronically presenting them for deposit.  Mobile Express Deposit for Small businesses was added in December.  We  also provided customers with the ability to create their own customized Freedom Cards (MasterCard Debit Card) by selecting an image from their PC, Facebook, Twitter, Flicker, or Picasa, customize the image, and create the card.

In September, our Investment and Trust Services Department converted its non-trust brokerage business to Cetera Investment Services, LLC and is now operating under the private label of “F&M Investment Services”.  Cetera Investment Services, LLC provides customized investment and insurance solutions solely to financial institutions.  The key factors in the selection of our new broker dealer was Cetera’s self-clearing status and its innovative technology.  Cetera’s advisor and wealth management platforms are key components in our strategy of deepening customer relationships by creating customized financial plans to enable customers to meet their defined goals.

We also embarked on a comprehensive study of our current community offices network as well as “self-service” delivery channels, including ATM’s, Mobile Banking and Internet Banking, with the objective of increasing market penetration and profitability.  This initiative will result in a five-year plan for the development of new or transformed community offices, more fully integrated with our “self-service” delivery channels, incorporating measurable financial objectives.  We may also conclude that certain offices do not have the potential to achieve the desired level of profitability…one example was our Hanover Street Office, which we closed in January of this year.

During 2014, we will be upgrading our PCs and servers with a more current version of the Microsoft Operating System, as well as our document imaging system.  We also plan to upgrade our Business Remote Deposit Capture system and offer loan billing statements online by mid-year.

Franklin Financial’s first quarter earnings were released yesterday.  Your company earned $1,826,000 in the first quarter of 2014, an increase of $275,000 or 17.7% from the $1,551,000 earned in 2013.  Diluted earnings per share were $.44 in the first quarter of 2014 versus $.38 per share last year.

The primary factor driving this increase was a reduction in our provision to the Allowance for Loan Losses in the amount of $605,000.

On April 24th the Board of Directors declared a $.17 per share regular quarterly dividend for the second quarter of 2014.  Total regular cash dividends paid during the first two quarters of 2014 will be $.34 per share.  The regular cash dividend for the second quarter will be paid on May 28th to shareholders of record at the close of business on May 9, 2014.

Before concluding my remarks, I’d like to recognize and thank Cathy Angle, who will be retiring in May after 11 years of service as Corporate Secretary of Franklin Financial and F&M Trust, as well as my Executive Assistant, for her professionalism, dedication, and many contributions.  It has been my pleasure to work with Cathy and she will be missed.  I am delighted that Lee Ann Novak joined us in January and has been working with Cathy to ensure a smooth transition in this position.

Our perspective is that 2014 will be yet another challenging year for financial institutions with a continuation of the low interest rate environment, spotty loan demand, and additional regulation continuing to have an impact on our industry.

Your interest and support as Franklin Financial shareholders is very much appreciated.

Are there any questions from the floor?